EXHIBIT “A”

ASSIGNMENT AND BILL OF SALE

To A

STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2012, the Effective Date (“Effective Date”), by and among Mondial Ventures Inc, a public corporation organized under the laws of the State of Nevada in the United States of America with its principal place of business located at 4625 West Nevso Drive, Suite 2, Las Vegas, Nevada 89103 (collectively, the “Company”), and the investors listed on Schedule 1 attached hereto (who shall execute this Agreement and who are collectively referred to as the “Investors”).

[ATTACHED ON THE NEXT PAGE(S) WHEN COMPLETED]

EXAMPLE CERTIFICATE OF COMMON STOCK, US$0.001 PAR VALUE

OF

MONDIAL VENTURES INC

EXHIBIT 10.2

PARTICIPATION AGREEMENT

(Turnkey Drilling, Re Entry, and Multiple Wells)

This Participation Agreement (the “Agreement”) is made and entered into as of July 31, 2012, (the “Effective Date”), between Success Oil Co. (the “Operator” or “Success Oil”) and the Party or Parties whose names and addresses are set out on the signature page to this Agreement (sometimes referred to collectively as (the “Participants”), and/or individually as Energy Producers, Inc. (“Participant 1” or “Energy Producers”), and Mondial Ventures, Inc. (“Participant 2” or “Mondial”).

Operator is the owner of the leasehold interest in the oil and gas leases (the “Leases”), described in Exhibit “A” to this Agreement, in Ward County, Texas.

Participants desire to acquire an undivided interest in a portion of the Leases, in the manner provided for in this Agreement, and desires to enter into this Agreement for the purposes of joining Operator in the exploration of and development of the Leases.

For valuable consideration, and the covenants, conditions, and agreements set out in the Agreement, Operator and each Participant agree as follows:

I.

Definitions

When used in this Agreement, the following terms shall mean:

Acreage Cost:  Shall mean an amount paid to Operator by Participants representing Participant’s share of the cost charged by Operator for acquiring Leases on the lands comprising the Proration Units on which Prospect Wells will be drilled.  These costs do not include any costs for acreage that may be assessed or charged for lands on which Subsequent Wells may be drilled.

Gross Working Interest:  Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% on which Participant shall pay (his/her/its) share of operating expenses.

Leases:  Shall mean the oil, gas and mineral lease or leases, described in Exhibit “A,” by reference to their recording in the records of the Ward County Courthouse of Ward County, Texas, covering those lands described in Exhibit “A.”

Net Revenue Interest:  Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% on which Participant shall receive income attributable to Participant’s Gross Working Interest, for proceeds from the sale of oil and/or gas from wells.  A Participant’s Net Revenue Interest shall have deducted from it, its proportionate part of all royalty, overriding royalty, and other interests burdening the Leases and provided for in this Participation Agreement.

Non-Operator:  Shall mean a Participant.

Objective Depth:  Shall mean a depth adequate to test the Ellenburger formation anticipated to be encountered at the 8,400’ foot depth, Waddel formation anticipated at the 7,700-7,900’foot depth, and the Wolfcamp formation anticipated to be encountered at approximately the 6,200’ foot depth.

Operating Agreement:  Shall mean that form of Operating Agreement attached to this Agreement as Exhibit “B,” naming Success Oil Co. as Operator, together with the Operating Agreement’s accompanying accounting procedures and exhibits.

Operator:  Shall mean: Responsible for paying from production expenses incurred through the operation of producing properties and overall day to day supervision, and report to state, and federal legal authorities (Railroad Commission of Texas, E.P.A.), and responsible for all compliance of environmental issues prescribed by law.

Participant:  Shall mean each and every Party to this Participation Agreement other than Operator.

Payout:  Shall mean that point in time in which Participant has received, out of net proceeds (after severance and/or any other applicable taxes) to the Participant’s Net Revenue Interest, from the sale of oil and/or gas, an amount equal to all Acreage Costs, Turnkey Cost to Casing Point, Turnkey Completion Costs, and operating costs attributable to a Participant’s Gross Working Interest in the Prospect Wells.  Payout shall not be calculated on a well-by-well basis, but the cost and revenue allocable to all Prospect Wells shall be considered in computing Payout.

Proration Unit:  As to Prospect Wells, shall mean J.B. Tubb South forty acres only (40) acres surrounding each well, the J.B. Tubb (South 40) acres to be as nearly in the form of a square as is practical; however, the shape is to be determined by Survey Map, and Operator in its sole discretion, giving due regard to Participant’s interest in the Prospect Well and the owners of the remainder of the leased lands on which the Proration Unit is located.  In any event, the Proration Unit shall be of a configuration so as to be in compliance with all spacing rules and orders established for the field in which the Wells are located.

Prospect Wells:  Shall mean the proposed initial drilling and development program for the Ellenburger formation to 8,400’ foot depth, followed by drilling and development in the Waddel formation to 7,700-7,900’foot depth, and thereafter the Wolfcamp formation at approximately 6,200’ foot depth, and under the terms of this Agreement on the Leases, an adequate depths to evaluate/test the Objective Depth for each formation.

Subsequent Wells:  Shall mean any and all wells drilled or recompleted after completion of the (3) Prospect Wells, on the Leases, at locations outside the Proration Units surrounding each Prospect Well.

Turnkey Completion Costs:  Shall mean an amount paid to Operator by Participant representing Participant’s total share of the cost to run/set production casing, and completely equip, through the tanks or pipeline connection, each Prospect Well.

Turnkey Cost to Casing Point:  Shall mean an amount paid Operator, by Participant, representing Participant’s total share of the cost to drill to total depth and test the Prospect Wells.

II.

Consideration

With a reasonable time after the execution of this Agreement not to exceed six (6) months, Participants shall deliver to Operator Participant’s share of the Turnkey Cost to Casing Point for drilling Prospect Wells as provided for in this Agreement and listed as follows:

1)	Mondial agrees to provide $1.575 million on a best efforts basis for Capital Expenditures (CAPEX) development fund for drilling an Ellenburger Prospect Well on the South 40 acreage to 8,300’ foot depth on a turnkey basis with Success Oil as Operator and Co-Owner, through completion of the well to the tanks. Mondial will receive 37.5 Working Interests and corresponding 28.125% Net Revenue Interests. On this first Prospect Well the Operator and Participants agree that the Success Oil and Energy Producers shall each receive a carried interest in this well, with Operator, receiving a third for quarter interest otherwise described as a 25% Working Interest (WI) and corresponding 18.75% Net Revenue Interest (NRI), and Energy Producers shall receive a 37.5% Working Interest (WI) with corresponding 28.125% Net Revenue Interest (NRI). CAPEX timing, 90 days.

2)	If requested / elected by Energy Producers, Inc. in writing transmitted by email, fax, U.S. Mail, Federal Express, or other method of delivery, Mondial additionally agrees on a best efforts basis only, to provide up to to 3.0 million drilling and development costs on the second and third Prospect Wells to the Waddell and Wolfcamp formations to be drilled on the South 40 acreage of the J.B. Tubb Leasehold Estate, and on the following basis: Success Oil will have a carried interest for these next two prospect wells (the second and third well drilled on the South 40 acreage to the Waddell and Wolfcamp formations) on the same basis as the Ellenburger Prospect Well, or 25% Working Interest (WI) and corresponding 18.75% Net Revenue Interest (NRI). Success Oil agrees that it will complete the wells to the tanks, or plug and abandon if not successful. Success Oil must participate after the third prospect well going forward according to their interests and any further carried interest shall end. Participant 1, Energy Producers will borrow their share of the finance from Mondial, who will provide 100% of the costs for the second Prospect Well proposed (second well proposed to be drilled and completed). Energy Producers will retain 75% WI with corresponding 56.25% NRI and pay back Mondial its share of the completed Turn Key development on the second Prospect Well (37.5% WI with corresponding 28.125% NRI) plus out of 50% of its revenue, its share of the wells development cost until paid. Under separate agreement between Energy Producers and MONDIAL (to be Attached on Exhibit “D” when completed) Energy Producers agrees that upon full payment being made, that it will grant and assign to Mondial a 37.5% back in Working Interest (WI) and corresponding 28.125% Net Revenue Interest (NRI) in the second Prospect Well. Regarding the third Prospect Well proposed for drilling and development, Energy Producers and Mondial agree they will equally share 100% of the costs, each paying for its share of up to 37.5% WI and corresponding (up to) 28.125% NRI, with Success Oil receiving its final carried interest as stated, before it must participate going forward (see Section VIII, Additional Development).

III.

Prospect Wells For Re Entry

Subject to examination and approval of title, on or before September 30, 2012, Operator shall use its best efforts to commence or cause to be commenced the actual drilling operations of one or more of the Prospect Wells at locations on the lands covered by the Leases described in Exhibit “A,” which locations are to be selected by Operator, in its sole and absolute discretion, and to then complete each of the Prospect Well or Wells in a prudent manner, without unreasonable delay, in accordance with field practices prevailing in the area where the Leases are located, to the Objective Depth and Formation.  After each Well has reached Objective Depth and Formation, Operator, in its sole discretion, shall make such attempts to complete each Well or Well(s), as would be made by a reasonable and prudent Operator, pursuant to practices prevailing in the area and for the Objective Depth.

The Turnkey Cost to Casing Point, and beyond to full production status, paid by Participant to Operator, is in payment of Participant’s share of the costs to Drill and Complete each Prospect Well to casing point and thereafter to full production status. Upon reaching formation entry objective a decision will be made, at the sole discretion of Operator, to test and complete each Prospect Well.  Upon each Well having reached Objective Depth and formation entry, Operator shall notify each Participant of its election to test and to complete each Prospect/Re Entry Well to bring on full production, or of Operator’s election to plug and abandon any Prospect Well.  If the first two wells drilled become dry holes, the Operator, Participant 1, and Participant 2 to this Agreement may elect to cancel further drilling and development for this Turnkey Participation Agreement, without penalty or further cost.

IV.

Assignments

Prior to the re-completion or drilling and completion of the Prospect Wells, Operator shall deliver an Assignment to each Participant who has elected to and has paid its share of all costs in each Prospect Well completed as a producer of oil and/or gas, such Assignment to be delivered subject to the terms of this Agreement, the Operating Agreement and burdens existing on the Leases, which Assignment shall be in the form attached to this Agreement as Exhibit “C”.  Operator shall deliver Participant an Assignment including each of the Leases as to the lands comprising the Proration Unit surrounding each of the Prospect Wells drilled and completed in which Participant is entitled to an Assignment.

The Assignment from Operator to Participant shall be of Participant’s before payout Gross Working Interest and Net Revenue Interest as identified on the signature page to this Agreement and shall be specifically subject to the “after payout” interest of Operator, as providing for in this Agreement.

V.

Reports to Participants

At all times while Operator is engaged in drilling the Prospect Wells in which Participant has elected to participate, Operator shall furnish to each Participant a (Daily/Weekly) written report summarizing drilling activities and results relating to the Prospect Well or Wells in which Participant is participating, and Operator is then engaged in drilling, completing and/or testing.  Each report shall contain sufficient information to apprise Participant of the activities in which Operator is then engaged.  Operator agrees to furnish Participant such other information as Participant may reasonably require.

VI.

Operating Agreement

All portions of Leases and the interests assigned to Participant shall be subject to this Agreement and the Operating Agreement.  In the event of any conflict between the terms of the Operating Agreement and the terms of this Agreement, the terms of this Agreement shall control as between Operator and Participant.  The terms of the Operating Agreement shall govern all subsequent activities on the Lease as they relate to the interests assigned to or to be owned by Participant.

VII.

Participants Payment of Operating Expenses

On any well drilled under the terms of this Agreement and in which Participant receives an Assignment from Operator for an undivided interest, Participant agrees that Operator may elect to receive 100% of the income attributable to Participants interest in each producing well, directly from the purchaser of production, and account to each Participant for its share of the income after deducting all operating expenses, taxes, and other charges attributable to or assessed against Participant’s interest; that is, Operator may receive Participants share of income, deduct Participant’s share of operating expenses and other costs and make settlement with Participant on a “net” basis.  To the extent necessary to give effect to the provisions of this paragraph, Participant appoints and designates Operator, as its Agent and Attorney-in-Fact for the purposes of executing Division Orders, and authorizing delivery of Participant’s share of income directly to Operator.

VIII.

Additional Development

As part consideration for entering into and acquiring rights under the terms of this Agreement, with legal description Operator grants Participant the right, if then available and not otherwise taken, (on the same, or other negotiated terms that are not lesser than the terms of this Agreement), to participate in any additional wells (“Subsequent Wells”) which Operator may elect to drill or re-complete on the South 40 Leases described herewith as the J.B. TUBB "18-1", being the Wl/2 of the NW1/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing Forty (South 40) acres only more or less  (see also Exhibit “A”, Section B, Description of Lands hereto for further reference).

At any time after the Prospect Wells have been drilled and completed or plugged and abandoned, as the case may be, upon mutual election by Operator and Participants to drill an additional Subsequent Well or Wells on the South 40 Leases described herein this section, any additional drilling/re-entry activity to take place on the Leases, as proposed by Operator, subsequent of wells, shall not be subject to the payout provisions provided for in this Agreement, shall not be drilled under the terms of turnkey arrangements, unless the same shall be proposed by Operator to Participant.  Operator shall not maintain a “carried interest” in Subsequent Wells and each Participant shall pay and be responsible for their proportionate share of any and all costs, to the extent of their after payout interests, for the drilling of the Subsequent Wells.

For development selection regarding Subsequent Wells, the following formations are available for consideration in the South 40 acreage. Glorietta, Upper Clearfork, Tubbs, Lower Clearfork, Witchita Albany, Detrital Zone, Devonian, Fusselman.

IX.

Relationship of the Parties

Neither this Agreement or the Operating Agreement entered into by Operator and Participant is intended to create, nor shall the same be construed as creating a mining partnership, commercial partnership, or any other partnership or joint venture relationship.  Rather, it is the intent and purpose of this Agreement to create a relationship which is limited to the exploration, development, and extraction of oil and/or gas for division in kind, or for sale for the account of the Participant’s to this Agreement, individually, and in which the liability of each of the Participant’s shall be several and not joint or collective.  If, for Federal Income Tax purposes, this Agreement and the operations are regarded as a partnership, each Participant hereby affected elects to be excluded from the application from all of the provisions of Sub-Chapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code, and the regulations promulgated thereunder.  Operator is authorizes and directed to execute on behalf of each Participant, any evidence of this election as may be required.

X.

Notices

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing or verbally, by mutual consent, provided that written notice shall follow any verbal notice within twenty-four (24) hours, and shall be considered as properly given or made when forwarded to the other Party at the address set out on the signature page of this Agreement.

Any Participant or Operator may change its address by giving notice in writing stating the new address to the other party, and on the 10th day following delivery of the notice.  The new address shall be the applicable address for all notices or other communications required or permitted by this Agreement.

XI.

Miscellaneous

A.

This Agreement embodies the entire understanding and agreement between the Participant and Operator and supersedes any and all prior understandings and agreements, verbal or written, if any, between them regarding the Leases and matters that are the subject of this Agreement.

B.

The titles to the Sections of this Agreement are used only for convenience purposes only and shall have no affect on the construction or interpretation of any part of this Agreement.

C.

The rights and obligations created by this Agreement shall be governed by and interpreted under the laws of the State of Nevada, without regard to any conflicts of law considerations.

XII

Rights Run with the Land and Survival of Representatives

This Agreement shall constitute a real right and covenant running with the lands it covers and shall be binding on and inure to the benefit of the Parties and their respective heirs, successors and assigns.  Covenants, obligations, representations, and conditions of this Agreement shall survive the close of this transaction and the delivery of Assignments to Participant, by Operator.

XIII.

Time is of the Essence

Time is of the essence with respect to all matters governed by the terms of this Agreement and the Operating Agreement.

XIV.

Effective Date

The effective date of this Agreement shall be that date on which Operator has received notice of the election to participate by an adequate number of Participants to engage in the drilling and exploration activities provided for in this Agreement, and the Participants have executed a counterpart of this Agreement, and delivered the cash payments to Operator as provided for in this Agreement.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same Agreement as of the specified effective date.

Operator
/s/Jeru Morgan
By: Jeru Morgan
Title: President

Names: Success Oil Co.
Address: 8306 Wilshire Bl. #566, Beverly Hills, ca. 90211
Phone Number: 818-249-4040, 818-974-9623, 800-451-9865
Fax Number: 310-861-0228

Participant 1
/s/Dennis Alexander
By: Dennis Alexander
Title: Chief Executive Officer

Names: Energy Producers, Inc., a wholly owned subsidiary of
EGPI Firecreek, Inc.
Address: 6564 Smoke Tree Lane, Scottsdale, AZ. 85253
Phone Number: 480-948-926, 480-948-6581
Fax Number: 623-321-1914

Participant’s Interest:

Before Payout:

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

After Payout:

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

Participant 2
/s/Jeff Sirianni
By: Jeff Sirianni
Title: Director

Names: Mondial Ventures, Inc.

Address: 4625 West Nevso Drive, Suite 2 Las Vegas, Nevada 89103
Phone Number:
Fax Number:

Participant’s Interest:

Before Payout:

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

After Payout:

Gross Working Interest: 37.5%
Net Revenue Interest: 28.125%

EXHIBIT A

TO

PARTICIPATION AGREEMENT

Description of Oil and Gas Leases and the Lands They Cover.

A.

Description of Leases.

(Include the date, names of Lessor and Lessee, recording reference for each Lease, and the lands covered by each Lease.  If the Agreement does not cover all the lands or depths that are covered by a Lease, the description of lands covered by the Lease should be limited to the lands and depths included in the Agreement by prefacing the description with the phrase:  “Limited to and only insofar as this Lease Covers,” or a similar phrase.)

B.

Description of Lands.

(Describe the lands that are subject to the Agreement, which are covered by the Leases described in A above.) J.B. TUBB "18-1", being the Wl/2 of the NW1/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing Forty (South 40) acres only more or less.

EXHIBIT B

TO

PARTICIPATION AGREEMENT

OPERATING AGREEMENT

This Exhibit is the Operating Agreement entered into by the Operator and Participants to the Participation Agreement, and all exhibits to the Operating Agreement.

While a Participant’s signing the Participation Agreement with Operating Agreement attached as an Exhibit, should be adequate to deem the Participant subject to the terms of the Operating Agreement, it is recommended that the Operating Agreement signature page be completed and all Participants sign the Operating Agreement as well as the Participation Agreement.

The Operating Agreement attached to the Participation Agreement should be completed, with all amendments, additions, and Exhibits, as it will be the Agreement governing operations of wells after all commitments provided for in the Participation Agreement are completed.

EXHIBIT C

TO

PARTICIPATION AGREEMENT

ASSIGNMENT

State: Texas

County: Ward

Assignor:  Success Oil Co., 8306 Wilshire Blvd. #566, Beverly Hills, Ca. 90211

Assignee:  Firecreek Petroleum Inc, 6564 Smoke Tree Lane, Scottsdale, AZ. 85253

Effective Date: 3-1-12

Assignor and Assignee named above have entered into a Participation Agreement (the “Agreement”) by which Assignee agreed to acquire an undivided interest from Assignor in oil and gas leases located in the county and state named above.

Assignee has fulfilled its obligations under the terms of that Agreement and is entitled to receive an Assignment from Assignor.

For the consideration provided for in the Agreement and subject to all of the terms, conditions, the provisions of that Agreement, and the Joint Operating Agreement (“JOA”) entered into by Assignee, naming Assignor as Operator, Assignor, assigns, sells and conveys to Assignee the undivided interest set out below in the oil and gas leases (the “Leases”), insofar as the Leases cover those specific lands (the “Lands”) which Leases and Lands are described in Exhibit “A” to this Assignment.

The interest assigned to Assignee is:

Before Payout:	Gross working Interest 75%
Net Revenue Interest 56.25%

After Payout:	Gross Working Interest 75%
Net Revenue Interest 56.25%

This Assignment shall also be deemed a Bill of Sale to Assignee of a like undivided interest in all equipment and fixtures, in, on, and used in connection with the well located on the Lands described in Exhibit “A.”

The event of Payout which results in a change in Assignee’s undivided interest in the Leases and Lands is described in the Agreement.  As evidence of when Payout occurs, Assignor may file a Notice in the records of the county where the Leases and Lands are located, stating the effective date of Payout, at which time, Assignee’s interest shall be reduced to the “After Payout” interest stated above.

The Assignment is delivered by Assignor to Assignee with warranty of title by, through and under Assignor, but not otherwise, and subject to the terms of the Agreement and JOA to which Assignor and Assignee are parties.

Assignor

Exhibit A:  Description of Leases and Lands that are the subject of this Assignment.